EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2014 Fourth Quarter and Fiscal 2014 Ended March 31, 2014
May 12, 2014

On May 12, 2014, Orion Energy Systems, Inc. issued a press release announcing our financial results for our fiscal 2014 fourth quarter and fiscal 2014 year ended March 31, 2014.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the fourth quarter and fiscal 2014 year ended March 31, 2014.  Therefore, the accompanying information provided below should be read in conjunction with our press release.
Statement of Operations
Revenue. Product revenue decreased from $19.4 million for the fiscal 2013 fourth quarter to $10.9 million for the fiscal 2014 fourth quarter, a decrease of $8.6 million, or 44%. Product revenue from sales of energy efficient lighting systems decreased from $17.5 million for the fiscal 2013 fourth quarter to $10.4 million for the fiscal 2014 fourth quarter, a decrease of $7.1 million or 41%. Product revenue from light emitting diode, or LED, lighting sales for the fiscal 2014 fourth quarter was $1.3 million, or 12.4% of total fiscal 2014 fourth quarter lighting product revenue compared to $0.6 million or 3.4% of total fiscal 2013 fourth quarter lighting revenue. We attribute the overall decline in product revenue during our fiscal 2014 fourth quarter to delayed customer purchase decisions as a result of the continuing emergence of LED lighting solutions. Within our industrial customer base, LED product costs have been declining while performance, and the related energy reduction, is improving. However, while return on investment for our customers using LED technology is improving, these products do not currently meet existing customer payback expectations of two years. We believe customers are delaying decisions as they continue to monitor and evaluate technology alternatives. We believe that these products will become more economically viable during the back half of calendar 2014. Additionally, we believe our product revenues were negatively impacted by challenging weather conditions, which impacted our exterior product sales, and by the expiration of a federal tax incentive under the Energy Policy Act, or EPACT in December 2013. The decrease in product revenue was also a result of decreased sales of solar photovoltaic, or PV, systems of $1.5 million versus the fiscal 2013 fourth quarter. Service revenue decreased from $2.8 million for the fiscal 2013 fourth quarter to $1.7 million for the fiscal 2014 fourth quarter, a decrease of $1.1 million, or 40%. The decrease in service revenue was a result of the decline in the number of solar projects currently under construction as we deemphasize our non-core solar business. Total revenue from PV systems was $1.0 million for the fiscal 2014 fourth quarter compared to $3.6 million for the fiscal 2013 fourth quarter. The decrease in revenue from PV systems was due to fewer solar projects under construction as compared to several projects under construction during fiscal 2013. We expect this trend of decreasing solar PV systems revenue to continue into fiscal 2015 as we continue to deemphasize our focus on pursuing new solar PV projects. We further expect that revenue from solar PV systems will be less than $1.0 million during fiscal 2015 and will not continue into future years.
Product revenue decreased from $72.6 million for fiscal 2013 to $72.0 million for fiscal 2014, a decrease of $0.6 million, or 1%. Service revenue increased from $13.5 million for fiscal 2013 to

$16.7 million for fiscal 2014, an increase of $3.2 million, or 24%. Product revenue from LED lighting systems was $1.9 million for fiscal 2013 compared to $4.8 million for fiscal 2014, an increase of $2.9 million, or 157%. Total revenue from PV systems was $18.7 million for fiscal 2013 compared to $21.8 million for fiscal 2014, an increase of $3.2 million, or 17%. In the future, we expect revenue from LED products to continue to increase as we introduce new LED products in the commercial office, retail and exterior markets.

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $12.4 million for the fiscal 2013 fourth quarter to $10.2 million for the fiscal 2014 fourth quarter, a decrease of $2.2 million, or 18%. Our cost of service revenue decreased from $1.9 million for the fiscal 2013 fourth quarter to $1.1 million for the fiscal 2014 fourth quarter, a decrease of $0.8 million, or 41%. Total gross margin was 10.2% for the fiscal 2014 fourth quarter compared to 35.8% for the fiscal 2013 fourth quarter. Our gross margin on PV revenue was 22.2% during the fiscal 2014 fourth quarter compared to 47.9% during the fiscal 2013 fourth quarter. In the fiscal 2013 fourth quarter, our solar PV gross margins were unusually high due to one high margin solar PV project. Gross margins from sales of our integrated lighting systems for the fiscal 2014 fourth quarter were 9.1% compared to 33.4% for the fiscal 2013 fourth quarter. Our gross margin was negatively impacted by the sales volume reduction and our fixed manufacturing facility expenses. Additionally, our gross margin was unfavorably impacted by $1.4 million related to inventory reserves recorded due to declining fluorescent product sales occurring during the quarter.
Total cost of product revenue increased from $49.6 million for fiscal 2013 to $54.4 million for fiscal 2014, an increase of $4.9 million, or 10%. Total gross margin decreased from 31.1% for fiscal 2013 to 25.9% for fiscal 2014. For fiscal 2014, our gross margin declined due to reduced sales volumes of manufactured lighting products and the related impact of fixed expenses within our manufacturing facility, an increased mix of lower margin solar projects compared to the prior year, increased expense of $1.1 million related to inventory reserves established and severance expenses of $0.1 million related to the acquisition of Harris. Our gross margin on renewable revenues was 30.5% during fiscal 2013 compared to 25.6% during fiscal 2014. Gross margin from our integrated lighting systems revenue for fiscal 2013 was 31.2% compared to 26.0% during fiscal 2014.

General and Administrative Expenses. Our general and administrative expenses increased from $3.2 million for the fiscal 2013 fourth quarter to $5.8 million for the fiscal 2014 fourth quarter, an increase of $2.7 million, or 84%. The increase was due to a loss of $1.5 million from the sale of our corporate leased aircraft, incremental Harris acquisition expenses of $0.3 million (which included compensation expense related to the initial earn-out attributed to Harris shareholders who became Orion employees), intangible amortization expense of $0.3 million, $0.3 million in asset impairment expenses and contract terminations related to facility consolidations, $0.2 million in increased stock compensation expenses, and $0.1 million in increased compensation expense.
Our general and administrative expenses increased from $13.9 million for fiscal 2013 to $15.0 million for fiscal 2014, an increase of $1.0 million, or 7%. The increase was due to a loss of $1.5 million from the sale of our corporate leased aircraft, increased insurance expenses of $0.2 million, $0.5 million for the amortization of intangible assets resulting from the acquisition of Harris, $0.9 million for incremental operating expenses from the acquisition of Harris and $0.3 million in asset impairment expenses and contract terminations related to facility consolidations. These increases were partially offset by decreases due to prior year expenses of $1.2 million resulting from our reorganization, $0.6 million in reduced compensation and benefit expenses resulting from headcount reductions, $0.2 million in reduced legal expenses and $0.4 million in other reductions in discretionary spending.

Acquisition and Integration Related Expenses. Our acquisition related expenses for the fiscal 2014 fourth quarter were $0.3 million and for fiscal 2014 were $0.8 million. We incurred no acquisition expenses in fiscal 2013. We incurred $0.5 million in expenses that were due to the acquisition of Harris which included $0.3 million for variable mark-to-market purchase accounting expenses related to the contingent consideration earn-out for the acquisition of Harris, and $0.2 million for legal, accounting and integration related costs. We incurred $0.3 million in other acquisition related activities for legal and consulting activities.
Sales and Marketing Expenses. Our sales and marketing expenses decreased from $3.9 million for the fiscal 2013 fourth quarter to $3.2 million for the fiscal 2014 fourth quarter, a decrease of $0.7 million, or 18%. The decrease was due to a $0.3 million reduction in commission expense on lower revenue, reduced depreciation expense of $0.2 million and reduced compensation and benefit expense of $0.3 million resulting from headcount reductions and discretionary spending reductions of $0.3 million, offset by $0.4 million in incremental expenses resulting from the acquisition of Harris.
Our sales and marketing expenses decreased from $17.1 million for fiscal 2013 to $13.5 million for fiscal 2014, a decrease of $3.6 million, or 21%. The decrease was due to reduced compensation and benefit expense of $1.7 million resulting from headcount reductions, reduced bad debt expense of $0.6 million, reorganization expenses incurred in fiscal 2013 of $0.3 million, $0.2 million in reduced depreciation expense and discretionary spending reductions of $2.2 million, offset by an increase in our sales commission expense of $0.1 million resulting from the revenue increase and incremental expenses of $1.3 million resulting from the acquisition of Harris.

Total sales and marketing employee headcount was 90 and 84 at March 31, 2013 and 2014, respectively.
Research and Development Expenses. Our research and development, or R&D, expenses increased from $0.4 million for the fiscal 2013 fourth quarter to $0.6 million for the fiscal 2014 fourth quarter, an increase of $0.2 million, or 44%. Our R&D expenses increased during the fourth quarter due to increased compensation and severance expenses of $0.1 million and $0.1 million for product development and testing materials. Our R&D expenses decreased from $2.3 million for fiscal 2013 to $2.0 million for fiscal 2014, a decrease of $0.2 million, or 10%. Our R&D expenses decreased during fiscal 2014 due to a reduction in compensation expenses, consulting expenses and product testing costs related to our energy management controls initiatives.
Interest Expense. Our interest expense decreased from $126,000 for the fiscal 2013 fourth quarter to $103,000 for the fiscal 2014 fourth quarter, a decrease of $23,000, or 18%. Our interest expense decreased from $567,000 for fiscal 2013 to $481,000 for fiscal 2014, a decrease of $86,000, or

15%. The decrease in interest expense was due to the reduction in financed contract debt for our Orion Throughput Agreements, or OTAs, compared to the prior year first half.
Interest Income. Our interest income decreased from $189,000 for the fiscal 2013 fourth quarter to $108,000 for the fiscal 2014 fourth quarter, a decrease of $81,000, or 43%. Our interest income decreased from $845,000 for fiscal 2013 to $567,000 for fiscal 2014, a decrease of $278,000, or 33%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our financed projects. We expect our interest income to continue to decrease as we continue to utilize third party finance providers for our OTA projects.
Income Taxes. Our income tax expense increased from $16,000 for the fiscal 2013 fourth quarter to $212,000 for the fiscal 2014 fourth quarter. Our income tax expense decreased from $4.1 million for fiscal 2013 to an income tax benefit of $2.1 million for fiscal 2014, a decrease of $6.1 million, or 151%. During fiscal 2013, we recorded a valuation reserve against our deferred tax assets in the amount of $4.1 million due to uncertainty over the realization value of these assets in the future. During fiscal 2014, we reversed $2.3 million of our valuation reserve to offset deferred tax liabilities created by the acquisition of Harris. Our effective income tax rate for fiscal 2014 was 24.9%, compared to 64.4% for fiscal 2013. The change in effective rate was due primarily to the changes in the valuation reserve and expected minimum state tax liabilities.
Backlog. Total cash order backlog as of March 31, 2014 was $2.7 million, which included $1.1 million of solar PV orders, compared to a backlog of $4.1 million as of December 31, 2013, which included $2.2 million of solar PV orders. We currently expect $2.6 million of our backlog to be recognized as revenue during fiscal 2015 and the balance in future periods. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from December 31, 2013 to March 31, 2014 is as follows (in millions):

Backlog – December 31, 2013	$4.1
Q4 – Plus: Cash orders and OTA contracts at net present value of future cash flows	11.1
Q4 – Less: Revenue recognized during the quarter	(12.6)
Q4 – Plus: Portion of revenue recognized from PPAs	0.1
Backlog – March 31, 2014	$2.7

As a result of the decreased volume of our solar PV orders, the lengthening of our customer’s purchasing decisions because of the emergence of LED lighting products and the number of projects sold through OTAs, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of actual revenue recognized in future periods.

Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization,

stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash provided from operating activities for fiscal 2014 was $9.9 million and consisted of net cash provided by changes in operating assets and liabilities of $8.3 million and net income adjusted for non-cash expense items of $1.6 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $4.0 million in inventory on decreased purchases of lighting components, predominantly fluorescent ballasts, lamps, wireless controls and motion sensors, a decrease in deferred contract costs of $1.4 million due to the timing of project completions and a decrease in accounts receivable of $8.4 million related to customer collections. Cash used from changes in operating assets and liabilities included a $1.1 million increase in prepaid expenses and other for unbilled revenue related to solar projects, a decrease in accounts payable of $0.9 million on reduced inventory purchases, a $2.3 million decrease in deferred revenue due to the decline in solar project activity and a decrease in accrued expenses due to a decrease in accrued reorganization expenses.
Cash provided from operating activities for fiscal 2013 was $2.3 million and consisted of net cash provided by changes in operating assets and liabilities of $1.1 million and a net loss adjusted for non-cash expense items of $1.2 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $2.9 million in inventory on decreased purchases of lighting components, predominantly fluorescent lamps and ballasts, a decrease in accounts receivable of $2.5 million on increased collections, an increase in accrued expenses of $2.2 million due to the timing of reorganization expenses, accrued bonus expenses and increased accrued legal expenses, and a decrease in prepaid and other assets of $1.3 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed. Cash used from changes in operating assets and liabilities included a $6.5 million decrease in accounts payable due to payments during the second half of fiscal 2013 resulting from the settlement of vendor disputes and a decrease in deferred revenue of $1.5 million due to the timing of advanced billings and the achievement of performance criteria for revenue recognition.
Cash Flows Related to Investing Activities. For fiscal 2014, cash used in investing activities was $4.8 million. This included $5.0 million related to the acquisition of Harris and $0.4 million for capital improvements related to product development tooling and information technology systems. Cash provided by investing activities included $0.5 million from the sales of short-term investments and $0.1 million in proceeds from asset sales.
For fiscal 2013, cash used in investing activities was $2.3 million. This included $2.2 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.2 million for investment in patent activities.
Cash Flows Related to Financing Activities. For fiscal 2014, cash flows used in financing activities were $1.9 million which included $3.2 million used for repayment of long-term debt, offset by $1.3 million received from stock option exercises and stock note repayments.
For fiscal 2013, cash flows used in financing activities were $8.6 million. This included $6.0 million used for repurchases of shares of our common stock and $3.2 million for repayment of long-term debt. In October 2012, we halted our common stock repurchase program. Cash flows provided by financing activities included $0.4 million in debt proceeds and $0.2 million received from stock option exercises, stock note repayments and for excess tax benefits from stock-based compensation.
Working Capital
Our net working capital as of March 31, 2014 was $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities. Our net working capital as of March 31, 2013 was $34.8 million, consisting of $53.6 million in current assets and $18.8 million in current liabilities. Our current accounts receivables decreased from fiscal 2013 year-end by $3.3 million due to lower revenue within the fiscal 2014 fourth quarter. Our current inventory decreased by $3.6 million on reduced inventory spending and increased inventory reserves, which was net of $1.0 million of incremental Harris inventory. Our prepaid and other expenses increased by $2.2 million due to an increase of $1.0 million related to a reclassification from property, plant and equipment of our Plymouth building which is a held for sale asset and an increase of $1.2 million in unbilled revenue related to the timing of billing on solar projects. Our accounts payable increased from our fiscal 2013 year end by $0.6 million due primarily to the acquisition of Harris and related payables. Our accrued expenses decreased from our fiscal 2013 year end by $0.8 million due to the payment of $1.0 million in accrued settlement expenses and an increase of $0.2 million in accrued legal and other expenses. Our deferred revenue decreased from our fiscal 2013 year end by $2.3 million as we neared completion of the construction of our solar landfill project.
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.

Capital Spending
Capital expenditures totaled $0.4 million during the fiscal year 2014 due to investments in new product development tooling and information systems technologies. We expect to incur total capital expenditures in the range of approximately $0.8 to $1.0 million during our fiscal 2015. Our capital spending plans predominantly consist of investments related to our manufacturing operations to improve efficiencies and reduce costs and for investments in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Additionally, a key part of our strategic growth plan is to actively pursue potential acquisition opportunities.
Liquidity and Capital Resources
We had approximately $17.6 million in cash and cash equivalents and $0.5 million in short-term investments as of March 31, 2014, compared to $14.4 million and $1.0 million at March 31, 2013. Additionally, as of March 31, 2014, we had $15.0 million of borrowing availability under our revolving credit agreement. We completed an amendment to our credit agreement in August 2013 which extended its term to August 2014. On July 1, 2013, we completed the acquisition of Harris. The purchase price was paid through a combination of $5.0 million in cash, $3.1 million in a three-year unsecured subordinated note bearing interest at the rate of 4% per annum and 856,997 unregistered shares of common stock, representing a fair value on the date of issuance of $2.1 million. We also agreed to issue up to $1.0 million of our unregistered common stock if Harris met certain financial earn-out targets through December 31, 2014. In October 2013, we amended the earn-out section of the Harris purchase agreement to fix the future consideration for the earn-out at $1.4 million. We agreed to settle the $0.6 million due under the earn-out on January 1, 2014, by issuing an aggregate of 83,943 unregistered shares of our common stock, and by paying $0.8 million on January 1, 2015 in cash. In July 2013, we paid $975,000, net of insurance proceeds, to settle claims filed against us by a former senior vice president.
We were not in compliance with our line of credit covenant requirements related to debt service coverage ratio and funded debt to EBITDA ratio as of March 31, 2014. We are in the process of obtaining a covenant waiver and anticipate receiving such waiver due to our cash balances and no borrowings outstanding under the credit facility.
We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated normal operating cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers and our future potential acquisition opportunities. Any future potential acquisitions would likely be funded by our existing cash resources, our credit facility, additional credit facilities, seller financing and/or the issuance of additional equity or debt securities.
On January 17, 2014, we filed a universal shelf registration statement with the Securities and Exchange Commission. Under our shelf registration statement, we have the flexibility to publicly offer and sell from time to time up to $75 million of debt and/or equity securities. The filing of the shelf registration statement will help facilitate our ability to raise public equity or debt capital to expand existing businesses, fund potential acquisitions, invest in other growth opportunities, or repay existing debt.

Statistical Data
The following table presents certain statistical data, cumulative from December 1, 2001 through March 31, 2014, regarding sales of our HIF and LED lighting systems, total units sold (including HIF and LED lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through March 31, 2014
(in thousands, unaudited)
HIF and LED lighting systems sold (1)	2,734
Total units sold (including HIF and LED lighting systems)	3,961
Customer kilowatt demand reduction (2)	888
Customer kilowatt hours saved (2)(3)	32,691,249
Customer electricity costs saved (4)	$2,516,102
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	20,047
Square footage retrofitted (6)	1,459,657
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(1)	“HIF and LED lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”

(2)
A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 4.0 million units).

(3)
We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)
We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for the year-to-date period ended August 2013, which is the most current data for which this information is available, was $0.1009 per kilowatt hour according to the United States Energy Information Administration.

(5)
We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.

(6)
Based on 4.0 million total units sold, which contain a total of approximately 19.8 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,”

“estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (ii) the rate of customer adoption of LED lighting products and the increasing duration of customer sales cycles as customers defer purchasing decisions to evaluate LED product costs and performance; (iii) deterioration of market conditions, including delays to customer capital expenditure budgets; (iv) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (v) any material changes to our inventory obsolescence reserves; (vi) our ability to recruit and hire sales talent to increase our in-market sales; (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) our decreasing emphasis on obtaining new solar photovoltaic construction projects, (ix) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xii) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xiii) a reduction in the price of electricity; (xiv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xv) increased competition from government subsidies and utility incentive programs; (xvi) dependence on customers’ capital budgets for sales of products and services; (xvii) the availability of additional debt financing and/or equity capital; (xviii) potential warranty claims; (xix) potential acquisitions; and (xx) our expectations for the fiscal year ending March 31, 2015. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.